Exhibit 17.3

RESIGNATION

TO: GALA PHARMACEUTICAL, INC.

AND TO: THE BOARD OF DIRECTORS THEREOF

I, MARK CHEUNG, hereby tender my resignation as a Director of GALA PHARMACEUTICAL INC.

Effective upon acceptance.

DATED at this 6th Day of March, 2020.

Mark Cheung

/s/ Mark Cheung